    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2000

                                                      REGISTRATION NO. 333-91547

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                A.C.L.N. LIMITED
             (Exact name of Registrant as specified in its charter)

           CYPRUS                              4412                  NOT APPLICABLE
(State or other jurisdiction  of   (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification No.)

                                   -----------

                                A.C.L.N. LIMITED
                              166 Mechelse Steenweg
                              2018 Antwerp, Belgium
                    (Address of principal place of business)


                                   ALDO LABIAD
                      President and Chief Executive Officer
                                A.C.L.N. LIMITED
                              166 Mechelse Steenweg
                              2018 Antwerp, Belgium
                                011-32-3-233-1647
                (Name, address, and telephone number of principal
                    executive offices and agent for service)

                                   Copies to:

                            ROBERT STEVEN BROWN, ESQ.
                            GERARDO A. LAPETINA, ESQ.
                              BROCK SILVERSTEIN LLC
                          800 Third Avenue, 21st Floor
                          New York, New York 10022-4611
                   (212) 371-2000 / (212) 371-5500 (Telecopy)
                              rbrown@brockfirm.com

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                   -----------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PROSPECTUS

                                A.C.L.N. LIMITED

                             874,742 ORDINARY SHARES

                                   -----------


         This is an offering of an aggregate of 874,742 ordinary shares of A.C.L.N. Limited, a Cyprus corporation, from time to time by the selling shareholders named herein. Of these ordinary shares,

         - 610,254 shares were issued and sold to selling shareholders in connection with a private placement of securities exempt from the registration requirements of the Securities Act of 1933, consummated by us in September 1999,

         - 22,438 shares were issued to Fairfax Communications, Inc. in connection with a letter agreement, dated June 20, 1998, relating to investor and public relations services,

         - 122,050 shares are issuable upon the exercise of warrants issued to Spencer Trask Incorporated, the placement agent, in connection with the private placement, and

         - 120,000 shares are issuable upon the exercise of warrants issued to Cruttenden Roth Incorporated, the underwriter of our initial public offering consummated by us in June 1998.

         We will not receive any of the proceeds from the sale of the ordinary shares offered by our selling shareholders.

         Our ordinary shares are listed on the Nasdaq National Market under the symbol "ACLNF". On January 18, 2000, the last reported sales price of our ordinary shares on the Nasdaq National Market was $19.00 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The selling shareholders may from time to time offer and sell their ordinary shares directly or indirectly through agents or dealers at market prices or on other sale terms determined by them. To the extent required, we will disclose in a prospectus supplement the names of any agent or dealer, applicable commissions or discounts and any other required information with respect to any particular offer. See "Plan of Distribution."

                 THE DATE OF THIS PROSPECTUS IS JANUARY 20, 2000

                                   -----------

                                TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Prospectus Summary..............................................................          3
              Our Company.......................................................          3
              The Offering......................................................          5
Risk Factors....................................................................          6
Use of Proceeds.................................................................         13
Market for Our Ordinary Shares..................................................         13
Selling Shareholders............................................................         15
Description of Placement Agent's and Underwriter's Warrants.....................         19
Description of Capital Stock....................................................         21
Plan of Distribution ...........................................................         21
Disclosure of SEC Position on Indemnification for Securities Act Liabilities....         22
Legal Matters...................................................................         22
Experts.........................................................................         22
Where You Can Find More Information.............................................         22

         This prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, and results of operations, including, without limitation, statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual and quarterly reports. These forward looking statements reflect our plans, expectations, and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward looking statements will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the factors discussed in the section of this prospectus entitled "Risk Factors."

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.


                                   OUR COMPANY

         We arrange for the shipment of automobiles from several European ports to North and West Africa and the Middle East. A majority of the automobiles that we transport are sold by independent used automobile dealers to individuals who travel from various parts of Africa and the Middle East specifically to purchase a used automobile. Our customers include people from countries of our ports of destination and their neighboring countries. The services we provide include only the shipment of the vehicles, stevedoring and customs clearance. Presently, the principal ports of destination for vessels we charter are located in Angola, Egypt, Guinea, Nigeria, Tunisia and Ivory Coast.

         The availability of automobiles is limited in North and West Africa and the Middle East due to the lack of significant automobile manufacturing and import restrictions, such as tariffs, among other factors. Purchasers of automobiles in these regions often fly to Europe to purchase used automobiles at large established used automobile markets located there. These markets have formed over the past several decades primarily because of a beneficial tax environment, proximity to shipping lanes and the availability of used automobiles of the make and model most actively sought by African and Middle Eastern purchasers, particularly Japanese automobiles.

         Once an individual purchases an automobile, the purchaser and the dealer arrange shipping to a port near the purchaser's country of residence. Purchasers then have a choice of shipping companies which can arrange shipment to the port of destination in Africa and the Middle East. To our knowledge, we are currently the only company in Brussels to offer "freight collect" service. "Freight collect" refers to our practice of collecting all shipping fees upon delivery in our port of destination. Other shipping companies which provide similar shipping services require that fees be prepaid. We offer "freight collect" service at approximately the same cost as regular prepaid freight.

         We believe that demand for our services will continue to increase as, and if, the following factors occur:

         - the economic relationships between European and African and Middle Eastern nations continue to develop,

         - the standard of living continues to improve in Africa and the Middle East,

         - the size of the middle class in Africa and the Middle East increases,

         - the national governments of our served markets continue to make significant expenditures on their transportation infrastructures, and

         - countries in Africa and the Middle East continue to reduce trade barriers, such as tariffs on imported automobiles.

Accordingly, we believe that the demand for used automobiles will continue to increase throughout Africa and the Middle East.

         Our operating strategy is to maximize the flexibility of our operations and to focus primarily on limiting fixed costs. Accordingly, we are currently negotiating to purchase two specialized automobile carrying vessels, which we believe will be used primarily to ship automobiles to our ports of destination.

OUR EXPANSION STRATEGY INCLUDES THE FOLLOWING ELEMENTS:

         INCREASE VOLUME OF AUTOMOBILES SHIPPED. We intend to capitalize upon the following factors to increase the volume of automobiles we ship:

         - our long-standing relationships in the automotive and shipping industries,

         - favorable trends in demand in Africa and the Middle East for automobiles from Europe, and

         - opportunities to open additional operations in other ports to increase the volume of automobiles we ship.

         In January 1999, we began shipping to a new port in the Ivory Coast, and we have recently opened operations in two additional ports in Africa.

         ACQUIRE SPECIALIZED VESSELS. We are currently negotiating to purchase two used specialized automobile carrying vessels which we expect will be used primarily for delivery of our automobiles to ports of destination in Tunisia and will be operated by an independent vessel management company. If we are able to negotiate successfully for the purchase of these vessels, and there can be no assurance of that, we believe we will achieve significant savings over current shipping arrangements.

         REPLICATE MODEL ELSEWHERE. We believe that there are opportunities globally to replicate our business model of facilitating the transportation of automobiles from developed to developing countries. Consumers in developed nations are replacing automobiles after increasingly shorter ownership periods while in developing nations demand has increased for certain models and makes supported by dealer networks and replacement part inventory infrastructures. We intend to explore potential joint ventures, acquisitions or other business arrangements aimed at replicating our business model in other markets.

         RECENT DEVELOPMENTS. On November 12, 1999, we entered into a three year strategic alliance with the Hyundai Motor Company. Under the terms of the agreements, we will have the exclusive right to ship used cars sold in Hamburg, Germany, Bremerhaven, Germany, Rotterdam, Netherlands and Amsterdam, Netherlands to ports we serve in Africa.

OUR HISTORY AND STRUCTURE

         We began operations in 1978 by shipping automobiles from Antwerp, Belgium to Tunisia. We were incorporated under the laws of Cyprus on February 16, 1993 under the name "Hemswell Holdings Co. Ltd.," were renamed "C.L.N. Limited" on March 1, 1996, and were subsequently renamed "A.C.L.N. Limited" on June 7, 1996. We acquired all of the capital stock of C.L.N., S.A.M., a Monaco corporation, on January 1, 1995. CLN was incorporated on March 23, 1988 to carry on the operations of Continent Levant Lines, which began operations in 1978. On June 26, 1998, we undertook an initial public offering in the United States.

                                                        THE OFFERING

Securities offered by the
selling shareholders ................................  874,742 of our ordinary shares from time to time by the selling shareholders named herein. Of these ordinary shares,
                                                       610,254 shares were issued and sold to selling shareholders in connection with a private placement of securities exempt from the registration requirements of the Securities Act
                                                       consummated by us in September 1999; 22,438 shares were issued to Fairfax Communications, Inc. in connection with a letter agreement, dated June 20, 1998, relating to investor and
                                                       public relations services; 122,050 shares are issuable upon the exercise of warrants issued to Spencer Trask Incorporated, the placement agent in connection with that private placement, and 120,000 shares are issuable upon the exercise of warrants issued to Cruttenden Roth in connection with our initial
                                                       public offering in June 1998.

Listing or Quotation of Common Stock.................  Our ordinary shares currently trade on the Nasdaq National
                                                       Market under the symbol "ACLNF".

Risk Factors.........................................  An investment in our ordinary shares is speculative and involves a high degree of risk. Before making an investment, you should carefully read this entire prospectus and consider the information under the heading "Risk Factors," which begins on page 6.

Use of Proceeds......................................  We will not receive any proceeds from the sale of the ordinary shares offered by our selling shareholders. To the extent that any warrants are exercised, we may receive the exercise price for the ordinary shares we issue. See "Description of the
                                                       Placement Agent's and Underwriter's Warrants." The proceeds, if any, will be used for working capital purposes.

                                  RISK FACTORS

         An investment in our ordinary shares is speculative and involves a high degree of risk. Before making an investment, you should carefully read this entire prospectus and consider the following risk factors.

POLITICAL INSTABILITY

         Our ports of destination are located in North and West Africa and the Middle East. Recently, these and neighboring regions have experienced some political instability. Our business is affected by the political, economic and military conditions in these and neighboring countries. As a result of political instability at any ports of destination or in other regions, we may be restricted or prohibited from utilizing these ports, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Further, in the event of any instability, we may be restricted or prohibited from transferring revenues from these countries. In this event, our business, prospects, financial condition and results of operations, including our working capital, could be materially adversely affected. While we continue to monitor the political stability of the countries in which our ports of destination are located, there can be no assurance that these efforts will be beneficial to us or will prevent us from suffering any of such consequences.

RESTRICTIONS ON TRANSFERABILITY OF DEPOSITED FUNDS

         In accordance with the requirements of generally accepted accounting principles in the United States, we recognize revenues at the time the automobiles reach their ports of destination. However, we generally do not receive the fees collected by our shipping agents until three to four months following delivery of the automobiles. Fees collected when the automobiles are delivered are deposited in local banks where an average period of three to four months is required to process the funds by the local central banking systems in accordance with local currency exchange regulations. Although we evaluate the transactional speed and reliability of the central banking systems and the political stability of the countries of our ports of destination, shifting political and economic conditions, as well as changes in trade and currency exchange regulations, may impair our ability to transfer deposited shipping fees, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

DEVELOPMENT OF LOCAL SUPPLY OF USED AUTOMOBILES

         In the event that a sufficient supply of used automobiles develops in any of the markets we serve or a market which we may serve in the future, demand for our services in these markets may decrease substantially, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

RISK OF INCREASED PRICES AND CONTINUED SUPPLY OF USED AUTOMOBILES

         We are dependent upon the relatively inexpensive prices of used automobiles and the continued supply and availability of them in Europe. If the prices of used automobiles in Europe increase substantially in the future or the supply of these automobiles in Europe decreases substantially in the future, our business, prospects, financial condition and results of operations could be materially adversely affected.

INCREASED AVAILABILITY OF AFFORDABLE NEW AUTOMOBILES

         New automobiles are generally too expensive for most consumers in North and West Africa and the Middle East. This is due, in part, to the lack of significant automobile manufacturing in these regions and the high cost of import tariffs. There can be no assurance that new manufacturers will not begin automobile production in these regions or that tariffs on the import of new automobiles will not be reduced. Either of these events could result in the increased availability of affordable new automobiles, reducing the demand for our services.

DEPENDENCE UPON ECONOMIES OF PORTS OF DESTINATION

         Our industry has historically been affected by general economic downturns and currency fluctuation in the countries of the ports of destination we serve. During the years ended December 31, 1997 and 1998, our principal ports of destination were located in Angola, Egypt, Guinea, Nigeria and Tunisia. In January 1999, we began making shipments to the Ivory Coast. During the three months ended March 31, 1999, our percentage of sales by ports of destination were as set forth below:

                                                   AS OF MARCH 31,
                                                ----------------------
        PORT OF DESTINATION                     1997     1998     1999
        -------------------                     ----     ----     ----
        Angola                                   0        0        0
        Egypt                                   12       15       12
        Guinea                                  31       12       17
        Ivory Coast                              8       12       10
        Nigeria                                 14       13       12
        Tunisia                                 35       48       49

AVAILABILITY OF SPECIALIZED VESSELS FOR CHARTER

         The vessels which we are negotiating to purchase will be capable of carrying only a small percentage of the number of automobiles we transport on an annual basis. For the balance of our shipment, we charter vessels on a voyage-by-voyage basis on the spot market and we do not have any long-term agreements with respect to its charters. The specialized vessels we charter are generally utilized to transport new automobiles from southern Europe to northern Europe prior to when we charter these vessels. We take advantage of the excess capacity these vessels have on their return trips. In the event that demand in northern Europe for automobiles manufactured in southern Europe should decrease or these automobiles are transported by alternative means, the availability of specialized automobile transport vessels could be reduced, which would require us to seek alternative sources of cargo space at costs which may be substantially greater than those we currently pay. In this event, our business, prospects, financial condition and results of operations could be materially adversely affected.

RISK ASSOCIATED WITH THE PURCHASE OF USED VESSELS

         We are currently negotiating to purchase two used specialized automobile carrying vessels which are each approximately 15 years old. We estimate that the useful lives of these vessels will be approximately 25 to 30 years. In general, expenditures necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. Furthermore, second-hand vessels typically carry very limited warranties with respect to their condition in comparison to warranties available for a newer vessel. Due to improvements in engine technology, older vessels are typically less fuel efficient than the more recently constructed vessels. Changes in governmental regulations, safety or other equipment standards may require expenditures for alterations or the addition of new vessels. There can be no assurance that we will be able to purchase the vessels we are negotiating for.

POSSIBLE CATASTROPHIC LOSS AND LIABILITY; INSURANCE

         The operation of any sea-going vessel carries an inherent risk of catastrophic marine disasters, mechanical failure, collisions and property losses to the vessel. If we acquire the two vessels that we are negotiating to purchase, our business will be affected by the risk of environmental accidents, cargo loss or damage, business interruption due to political action in foreign countries, labor strikes and adverse weather conditions, all of which could result in the loss of revenues or increased costs. We will maintain insurance consistent with industry standards against these risks. There can be no assurance, however, that all our risks will be adequately insured against, that any particular claim will be covered or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental and other regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution, any other damages asserted against us or the loss of income resulting from a vessel being removed from operations.

NO LIABILITY INSURANCE ON CHARTERED VESSELS

         We do not maintain liability insurance to cover shipments by chartered vessels. Although the owners of chartered vessels maintain insurance on the shipments and their contents and the purchasers of the transported automobiles generally insure against the risk of loss of their automobiles during transportation, there can be no assurance that our failure to maintain any insurance will not have a material adverse effect on our business, prospects, financial condition and results of operations.

COMPETITION

         We compete with, and will compete with, numerous shipping agents, national shipping companies, local and regional companies and various land-based transporters of automobiles. Many of our competitors have significantly larger operations and greater financial, marketing, human and other resources than we do. No assurance can be given that we will continue to compete successfully in any market in which we conduct, or may conduct, operations.

         There can be no assurance that additional competitors with expertise similar or superior to ours will not enter the markets in which we operate. There are low barriers to entry for potential competitors due to the fact that our business does not require substantial personnel, the ownership or long-term charters of vessels or contractual relationships with any of the used automobile dealerships located in Europe. There can also be no assurance that our current or future competitors will not offer a "freight collect" service similar to ours. In any of these events, our business, prospects, financial condition and results of operations could be materially adversely affected.

WORKING CAPITAL RISK ASSOCIATED WITH GROWTH

         We recognize revenues at the time of delivery of the automobiles to the ports of destination. Although our agent receives payment of the fee at the time the purchaser takes possession of the automobile, we not receive collected fees generally until three to four months following delivery of the automobiles. As a result, a substantial portion of our working capital consists of cash that is restricted as to withdrawal at various central banks. In the event of future rapid growth of our operations, an increased amount of our working capital would be so restricted, which may limit our ability to further expand our operations into new markets and could have a material adverse effect on our business, prospects, financial condition and results of operations.

RISKS ASSOCIATED WITH TRANSPORT OF AUTOMOBILES TO FOREIGN COUNTRIES ON A "FREIGHT COLLECT" BASIS

         Our transport of automobiles on a "freight collect" basis exposes us to the risk of losses resulting from customers defaulting on their obligation to pay for the transportation of the automobiles upon delivery. To date, we have not suffered any material losses in this regard since the cost of the maritime transport of an automobile is low in comparison to the purchase price paid by the customer for the automobile and we have generally been able to recoup all or a portion of our losses resulting from customer defaults by reselling the automobiles. However, there can be no assurance that we will not suffer material losses as a result of such defaults in the future. In the event that such losses should increase substantially, we may be required to modify our current business practice of shipment on a "freight collect" basis, which may make our services less attractive to potential customers.

CREDITWORTHINESS OF CUSTOMERS

         Our ability to collect fees at our ports of destination is influenced in part by the creditworthiness of the purchasers of the used automobiles. Although we have not suffered any material losses in this regard, as, and if, we expand and our customer base grows accordingly, there can be no assurance that the overall creditworthiness of our customers will not decrease, which may increase the risk that our customers will default on their obligation to pay for the transport of the automobiles upon delivery. In the event that the overall creditworthiness of our customers should decrease, we may experience increased difficulty collecting fees due at our ports of destination, which could materially affect our business, prospects, financial condition and results of operations.

ADDITIONAL FINANCING REQUIREMENTS

         Based on our operating plan, we believe that the net proceeds of a recently-completed private offering, together with anticipated revenues from continuing operations, will be sufficient to satisfy our anticipated capital requirements for at least the next 12 months. Our belief is based on what we believe are reasonable assumptions, but there can be no assurance that these assumptions will be correct. In addition, contingencies may arise which may require us to obtain additional capital. Accordingly, there can be no assurance that these resources will be sufficient to satisfy our capital requirements for this period. If additional capital is required, there can be no assurance that we will be able to obtain additional capital on a timely basis, on favorable terms or at all.

DEPENDENCE UPON KEY PERSONNEL

         We are dependent upon the efforts, abilities and relationships of Joseph J. H. Bisschops, our Chairman of the Board of Directors, and Aldo Labiad, our President, Chief Executive and Operating Officer and Managing Director. We have entered into an employment agreement with Mr. Labiad which terminates on December 3l, 2002. We currently have no employment agreement with Mr. Bisschops. The loss or unavailability of the services of either of Messrs. Bisschops or Labiad for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations. We have obtained, and are the sole beneficiary of, key-person life insurance in the amounts of $2,000,000 and $1,000,000 on the lives of Messrs. Bisschops and Labiad, respectively, and intend to keep such insurance in effect until at least June 2001. There is no assurance that this insurance will continue to be available on reasonable terms, or at all, or that the insurance proceeds will be sufficient to compensate us for the loss or unavailability of their services or fund our efforts to find a suitable replacement officer.

LIMITED MANAGEMENT RESOURCES

         Our anticipated growth is expected to place a significant strain on our managerial, operational and financial resources. To manage this growth, we will be required to significantly expand our operational and financial systems and increase, train and manage our work force. Our ability to attract and retain skilled personnel is critical to our operations and expansion. We face competition for such personnel from many types of businesses, including shipping lines, freight forwarding companies and other established organizations, many of which have significantly larger operations and greater financial, marketing, human and other resources than we do. There can be no assurance that we will be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. In the event that we are not successful in attracting and retaining such personnel, our business, prospects, financial condition and results of operations may be materially adversely affected. Further, we anticipate that it will take time to integrate additional skilled individuals into our operations and to build a cohesive and efficient workforce.

CONTROL BY MANAGEMENT

         Joseph J. H. Bisschops, our Chairman of the Board of Directors, beneficially owns approximately 6,291,301 ordinary shares. Mr. Bisschops has, therefore, the ability to control the election of our directors and the outcome of all issues submitted to a vote of our shareholders.

ENFORCEMENT OF LEGAL JUDGMENTS

         We are a Cyprus corporation. Since all of our directly and indirectly owned assets are located outside of the United States, any judgment obtained in the United States against us may not be enforceable outside the United States. We have been informed by our legal counsel in Cyprus, Economides, Patsalides & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, in original actions instituted in Cyprus. Economides, Patsalides & Co. has further advised us that, subject to certain conditions, exceptions, and time limitations, courts in Cyprus may enforce foreign judgments (including those obtained in the United States) for liquidated amounts in civil matters, including (although there is no express authority relating thereto) judgments for such amounts rendered in civil actions under the United States federal securities laws, obtained after due trial before a court of competent jurisdiction (i.e., a court which has jurisdiction on grounds recognized under Cypriot conflicts of law rules for the purposes of enforcement of judgments) provided certain conditions are met. Economides, Patsalides & Co. has further advised us that we might be allowed to raise any counterclaim which it might have raised had the action originally been brought before the courts of Cyprus, unless this counterclaim was in issue before and had previously been decided by a United States court.

              We have expressly submitted to the jurisdiction of the State of New York and United States Federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of a recently-completed private offering and have appointed Brock Silverstein LLC, 800 Third Avenue, 21st Floor, New York, New York 10022, as agent to accept service of process in any action of this kind.

NO CASH DIVIDENDS; DIVIDENDS GENERALLY DENOMINATED IN CYPRUS POUNDS

         We have never paid cash dividends on our ordinary shares. We do not anticipate paying cash dividends in the foreseeable future, but intend to retain future earnings, if any, for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors as our Board of Directors deems relevant. In addition, the declaration of dividends by our Board of Directors requires shareholder approval, which may reduce, but not increase, the amount recommended by the Board. In the event cash dividends are declared in the future, they will generally be paid in Cyprus pounds, and as such there can be no assurance that the dividends will be exchangeable for U.S. dollars at market rates of exchange, or at all, unless such dividends are paid in respect of securities owned by non-Cyprus residents and paid for with certain non-Cyprus currencies.

RESTRICTIONS ON TRANSFER; SHARES ELIGIBLE FOR FUTURE SALE

         There can be no assurance that we will be able to maintain the registration statement, of which this prospectus is a part, continuously effective for the sale of the ordinary shares under the Securities Act. If we are able to do so, there will be substantial restrictions on the transferability of our ordinary shares and each investor in this offering will only be able to sell our ordinary shares under an exemption from such registration requirements.

         In the event that the registration statement, of which this prospectus is a part, does not stay effective, the sale, or availability for sale, of a substantial number of our ordinary shares in the public market after this offering in accordance with Rule 144, or otherwise, could materially adversely affect the market price of the ordinary shares and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The availability of Rule 144 to the holders of our restricted securities would be conditioned on, among other factors, the availability of certain public information concerning us. Of the 8,810,254 ordinary shares currently outstanding, 7,610,254 are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act.

         Ordinarily, our ordinary shares issuable upon exercise of options granted under our stock option plan pursuant to Rule 701 under the Securities Act prior to our initial public offering, could be sold publicly as long as we remain a reporting company under the Exchange Act. The 6,391,301 shares currently held by officers or directors of the Company are subject to an agreement not to publicly sell, or otherwise dispose of any of our securities until June 26, 2000 without the prior written consent of Spencer Trask Incorporated, the representative of the underwriters of our initial public offering, or privately sell or otherwise dispose of any of our securities during this period unless the proposed transferee agrees to be bound by the restrictions on their transfer. The holders of an additional 608,699 ordinary shares have agreed to such restrictions until December 26, 1999. In addition, these shareholders, including our executive officers and directors have agreed not to privately sell or otherwise dispose of our securities during this period unless the proposed transferee agrees to be bound by such restrictions on transfer.

SUBSTANTIAL OPTIONS AND WARRANTS RESERVED;
CONTINGENT ISSUANCES OF ORDINARY SHARES

         We have reserved 700,000 ordinary shares from the authorized but unissued shares, for issuance to key employees, officers, directors and consultants pursuant to our stock option plan. Since June 30, 1999, options exercisable for an aggregate of 280,000 ordinary shares and warrants exercisable for up to an aggregate of 168,000 ordinary shares were issued and outstanding. The existence of any outstanding options issued under our stock option plan and any other options or warrants may prove to be a hindrance to future financing, since the holders of such warrants and options may be expected to exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. The exercise of any option under our stock option plan and other options or warrants may cause further dilution to the holders of our ordinary shares.

SHARE PRICES MAY BE HIGHLY VOLATILE

         The market price of our ordinary shares following this offering may be highly volatile, particularly in light of the low volume in the trading of the ordinary shares. Factors such as announcements by us or our competitors concerning acquisitions or dispositions, new procedures, proposed governmental regulations and general market conditions may have a significant impact on the market price of our Ordinary Shares. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, prospects, financial condition and results of operations.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

         This prospectus contains forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included in this prospectus are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based on a successful execution of our expansion strategy and upon a number of assumptions, including assumptions relating to the political stability of the countries in which the we have ports of destination and assumptions that there will be no unanticipated material adverse change in the our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, political, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of our assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate.

YEAR 2000 COMPLIANCE

         Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements. Our business is dependent on the operations of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others:

         - our internal systems and the entities managing the vessels which we charter;

         - our hardware and software systems we use in managing of our business; and

         - our information technology systems and services that we use, such as telephone systems and building systems.

         We do not utilize extensive computer hardware or software in the operation of our business. We have internally reviewed the software systems used in the management of our business. Although we believe that our systems are designed to be Year 2000 compliant, we use third-party equipment and software that may not be Year 2000 compliant. Failure of these third-party or currently owned equipment or software to operate properly with regard to the Year 2000 could require us to incur unanticipated expenses to remedy any problems. We do not believe that these expenses will have a material adverse impact on our business, prospects, financial condition and results of operations. We do not believe that our expenditures to upgrade our internal systems and applications have been material to our business, prospects, financial condition and results of operations to date.

         We do not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Our failure to address any unforeseen Year 2000 issues could adversely impact our business, prospects, financial condition and results of operations.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders. To the extent that Spencer Trask exercises the warrants issued pursuant to the placement agency agreement and the consulting agreement, we will receive the exercise price of $13.38 and $20.07 per ordinary share, respectively. To the extent that Cruttenden Roth exercises its warrants, we will receive the exercise price of $16.50 per ordinary share we issue. If either Spencer Trask or Cruttenden Roth elects to exercise their warrants by cashless exercise in accordance with the applicable warrant agreements, we will not receive any cash proceeds as a result thereof. In the event that no warrants are exercised, we will not receive any proceeds from this offering. We will use the proceeds, if any, for general working capital purposes.

                         MARKET FOR OUR ORDINARY SHARES

     Our ordinary shares are quoted on the Nasdaq National Market under the symbol "ACLNF." The following are the low and high closing sales prices by fiscal quarter for the quarterly periods in which our ordinary shares have been traded on the Nasdaq National Market.

PERIOD                                                          HIGH      LOW
------                                                          ----      ---
YEAR ENDING DECEMBER 31, 1998

     Period from June 26, 1998 (date of initial trading)
     to June 30, 1998 ......................................   $ 10.313  $ 9.875

     Three months ended September 30, 1998 .................     10.938    6.000

     Three months ended December 31, 1998 ..................      9.750    6.000


YEAR ENDING DECEMBER 31, 1999

     Three months ended March 31, 1999 .....................      8.125    5.875

     Three months ended June 30, 1999 ......................     17.000    7.500

     Three months ended September 30, 1999 .................     18.000   14.000

     Three months ended December 31, 1999 ..................     20.000   14.250

         As of December 31, 1999, 2,331,569 of our ordinary shares were held of record in the United States by 116 record holders and represented 26.46% of the total ordinary shares then outstanding. On December 31, 1999, 6,478,685 of our ordinary shares were held of record outside of the United States by 17 record holders and represented 73.54% of the total ordinary shares outstanding. Since certain of these ordinary shares were held by brokers or other nominees, the number of record holders in the United States are not representative of the number of beneficial holders or where the beneficial holders are resident.

                              SELLING SHAREHOLDERS

         The following chart sets forth, as of December 31, 1999, certain information with regard to the selling shareholders and their beneficial ownership of our ordinary shares. Other than as set forth elsewhere in this prospectus, the selling shareholders have had no material relationship with us, other than as shareholders, during the last three years.

                                                     SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                            OWNED                                   OWNED
                                                     PRIOR TO THE OFFERING                   AFTER THE OFFERING
                                                     ---------------------                   ------------------

                                                                                SHARES
                                                                              OFFERED BY
                                                                                 THIS
SELLING SHAREHOLDERS                                  SHARES      PERCENT     PROSPECTUS     SHARES       PERCENT
--------------------                                  ------      -------     ----------     ------       -------
Ann Clemente                                             938            *            938           0            *

Anthony Polak                                          1,875            *          1,875           0            *

Barry & Barbara Goldin **                                938            *            938           0            *

Bruce Gomberg                                            938            *            938           0            *

Carin S. Netter                                        1,875            *          1,875           0            *

Carol Fatoullah                                          938            *            938           0            *

Chaya & Sherri Harari **                                 938            *            938           0            *

Clare & Gary Stadtmauer **                             1,875            *          1,875           0            *

Cooperative Holding Corporation                          938            *            938           0            *

Cruttenden Roth Incorporated                         120,000          1.4        120,000           0            *

David S. Tarica                                          938            *            938           0            *

Davis & Barbara Gaynes **                                938            *            938           0            *

Devora Chasanoff                                         938            *            938           0            *

Domaco Venture Capital Fund                            1,875            *          1,875           0            *

Elaine N. Kelly                                          938            *            938           0            *

Elisabeth Genzer Revocable Trust                         938            *            938           0            *

Ellice Fatoullah                                         938            *            938           0            *

Elliot L. Fatoullah                                      938            *            938           0            *


                                       15

Fairfax Communications, Inc.                          22,438            *         22,438           0            *

Frederick B. Polak                                     1,875            *          1,875           0            *

Joan Grillo                                            1,875            *          1,875           0            *

Jonathan Rothschild                                    1,875            *          1,875           0            *

Joseph Werner                                            938            *            938           0            *

Marc Engelbert                                         1,875            *          1,875           0            *

Maura M. Kelly                                         1,875            *          1,875           0            *

Murray & Clare Stadtmauer**                            1,875            *          1,875           0            *

Norton F. Hight                                        1,875            *          1,875           0            *

Paul Millman                                             938            *            938           0            *

Andrew Grossman Profit Sharing Plan                    1,875            *          1,875           0            *

Charles G. Re' Defined Contrib Prof. Shrg. Plan          938            *            938           0            *

Roger R. Marks PS Plan                                 1,875            *          1,875           0            *

Anthony G. Polak IRA                                   1,875            *          1,875           0            *

Prudential Securities c/f David Swerdloff IRA            938            *            938           0            *

Jack Polak IRA                                         1,875            *          1,875           0            *

John S. Gross IRA                                      1,875            *          1,875           0            *

Kevin Clarke IRA                                         938            *            938           0            *

Ronald M. Lazar IRA                                      938            *            938           0            *

Susan Zverin IRA                                         938            *            938           0            *

Ralph A. Darieno                                       1,875            *          1,875           0            *

Randall W. Hight                                       1,875            *          1,875           0            *

RL Capital Partners                                    3,750            *          3,750           0            *

Robert & Sandra Shapiro **                               938            *            938           0            *


                                       16

S. Edmond Farber                                         938            *            938           0            *

Shulamit Reinharz                                        938            *            938           0            *

Spencer Trask Incorporated                           122,050          1.4        122,050           0            *

Steve Roman                                              938            *            938           0            *

William H. Peterson - William H                        1,875            *          1,875           0            *
Peterson Living Trust

Wolfe F. Model                                         1,875            *          1,875           0            *

C B Wilber Investments LLC                             3,750            *          3,750           0            *

Donald F. Farley IRA                                   1,875            *          1,875           0            *

Donald F. Farley                                       1,875            *          1,875           0            *

Garfield Associates LLC                                9,995            *          9,995           0            *

Katherine L. Meehan                                    3,750            *          3,750           0            *

Clarex Limited                                        22,500            *         22,500           0            *

Elmwood Capital LLC                                    7,500            *          7,500           0            *

Laird Norton Trust Co.                                37,500            *         37,500           0            *

Sreekanth Rao                                         18,215            *         13,215           0            *

Wachovia Diversified Special Values Fund              97,500          1.1         97,500           0            *

Wachovia Special Values Fund
(A Portfolio of the Wachovia Funds)                   52,500            *         52,500           0            *

Donald Gross                                           3,750            *          3,750           0            *

Frank Grobman                                          1,875            *          1,875           0            *

Anthony R. & Lynn M. Klein **                          1,875            *          1,875           0            *

Charles J. & Aileen R. Sirey **                        1,875            *          1,875           0            *

Robert Harrigan                                        1,875            *          1,875           0            *

Walter G. Gans                                         1,875            *          1,875           0            *

Cohanzick Partners, LP                                 7,500            *          7,500           0            *


                                       17

David & Sandra Pearce                                  3,750            *          3,750           0            *

Donald R. Kendall, Jr.                                 3,750            *          3,750           0            *

Mel Okeon M.D. Med. Corp
Profit Sharing Trust                                   3,750            *          3,750           0            *

Salomon Smith Barney as IRA Custodian
for Harold S. Gault IRA                                7,500            *          7,500           0            *

Professional Edge Fund L.P.                            3,750            *          3,750           0            *

Fletcher, Tilton & Whipple P.C.
Profit Sharing Plan & Trust                              999            *            999           0            *

Lee O. Hill                                              999            *            999           0            *

Sweetland LLC                                            999            *            999           0            *

R&S Limited Partnership                                1,875            *          1,875           0            *

Richard S. Incandela
Trust                                                  3,750            *          3,750           0            *

Joseph A. Richman                                        938            *            938           0            *

Larry & Rebecca Warner**                                 938            *            938           0            *

Sheffield C. Richey, Jr.                               1,875            *          1,875           0            *

David & Ida Stollwerk**                                1,875            *          1,875           0            *

Howard Haboush Sr.                                    18,750            *         18,750           0            *

Lamont Asset Management SA                             3,750            *          3,750           0            *

Maerki Baumann & Co AG                                 3,750            *          3,750           0            *

Robert Hammer                                          1,875            *          1,875           0            *

Roland Hartmann                                        1,875            *          1,875           0            *

Ronald & Howard J. Haboush**                           1,875            *          1,875           0            *

Royal Crest Home Products                              3,750            *          3,750           0            *

Victoria & Mansour Khayyam**                           3,750            *          3,750           0            *

William G. Meyer                                       3,750            *          3,750           0            *


                                       18

Steven Sura IRA                                        3,750            *          3,750           0            *

Henry Kolpan                                             999            *            999           0            *

Chicago Investments Inc.                              30,000            *         30,000           0            *

Drax Holdings L.P.                                   118,125          1.3        118,125           0            *

O. T. Finance, SA                                     15,000            *         15,000           0            *

Louis R. M. DelGuercio                                 1,875            *          1,875           0            *

Mark Lebwohl                                           1,875            *          1,875           0            *

Robert Rice                                            6,970            *          1,875           0            *

Robert T. Burkhardt MD                                 1,875            *          1,875           0            *

CGE Associated                                         3,750            *          3,750           0            *

Donald B. Shackelford                                  7,500            *          7,500           0            *

GSB Holdings, Inc.                                     3,750            *          3,750           0            *

J. Brooke Johnston, Jr.                                1,875            *          1,875           0            *

M. Manning & Co., Inc.                                 1,875            *          1,875           0            *

--------------------------------------------------
*represents less than 1%
**joint holders with rights of survivorship


         DESCRIPTION OF THE PLACEMENT AGENT'S AND UNDERWRITER'S WARRANTS

         In connection with a private placement of securities, we issued 122,050 warrants to Spencer Trask, 61,025 of which were issued pursuant to a placement agency agreement and 61,025 of which were issued pursuant to a consulting agreement. In connection with our initial public offering, we issued 120,000 warrants to Cruttenden Roth.

         The following summary of certain provisions of the Spencer Trask warrant agreement and the Cruttenden Roth warrant agreement does not purport to be complete and is qualified in its entirety by reference to each of the warrant agreements and the warrants, including the definitions of certain terms in each of them.

EXERCISE PRICE

         - SPENCER TRASK WARRANTS. Each warrant issued in accordance with the placement agency agreement and the consulting agreement, when exercised by its holder, will entitle Spencer

           Trask to receive one fully paid and non-assessable ordinary share at an exercise price of $13.38 and $20.07 per share, respectively.

         - CRUTTENDEN ROTH WARRANTS. Each warrant, when exercised by its holder, will entitle Cruttenden Roth to receive one fully paid and non-assessable ordinary share at an exercise price of $16.50 per share.

The exercise price and the number of shares of our ordinary shares issuable upon exercise of the Spencer Trask and Cruttenden Roth warrants are subject to adjustment in accordance with their respective warrant agreements.

EXPIRATION DATE

         - SPENCER TRASK WARRANTS. The warrants issued to Spencer Trask in accordance with the placement agency agreement and the consulting agreement became exercisable on September 24, 1999 and are exercisable through (in the case of the consulting agreement warrants) September 24, 2004 and (in the case of the placement agency agreement warrants) September 24, 2004. The warrants entitle Spencer Trask to purchase, in the aggregate, 122,050 ordinary shares on a fully-diluted basis.

         - CRUTTENDEN ROTH WARRANTS. The warrants became exercisable on June 26, 1998 and are exercisable through June 26, 2003. The warrants entitle Cruttenden Roth to purchase, in the aggregate, 120,000 shares of our outstanding ordinary shares on a fully-diluted basis.

EXERCISE AND PAYMENT PROCEDURES

         Cruttenden Roth and Spencer Trask may exercise their respective warrants by surrendering the warrant certificates to Continental Stock Transfer & Trust Company, evidencing the warrants to be exercised, along with the accompanying form of election to purchase, properly completed and executed, and the payment of exercise price. Spencer Trask and Cruttenden Roth may choose to pay the exercise price in the form of cash, by a certified or official bank check payable to the order of A.C.L.N. Limited, or by cashless exercise as described in each of the warrant agreements. Upon surrender of the warrants, Continental Stock Transfer will deliver stock certificates representing the number of whole shares of our ordinary shares to which Spencer Trask is entitled under the warrants and the warrant agreement. If less than all of the warrants evidenced by a warrant certificate are exercised, Continental Stock Transfer will issue a new warrant certificate.

WARRANT HOLDERS DO NOT HAVE COMMON STOCKHOLDER RIGHTS

         As holder of the warrants, neither Spencer Trask nor Cruttenden Roth has the right to vote on matters we submit to our shareholders and right to receive dividends. In addition, neither Cruttenden Roth nor Spencer Trask will be entitled to share in our assets in the event of a liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts, subject to rejection by us with approval of the bankruptcy court. Spencer Trask or Cruttenden Roth may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their warrants prior to the commencement of any such case.

WE MUST KEEP THE REGISTRATION STATEMENT EFFECTIVE

         We have undertaken to keep the registration statement, of which this prospectus is a part, continuously effective until the warrants expire or, if earlier, all of the ordinary shares we issue upon exercise of warrants cease to be restricted securities. A warrant or our ordinary shares cease to be restricted securities when such warrant or share, as applicable:

         - has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it,

         - is distributed to the public pursuant to Rule 144, or

         - may be sold or transferred pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or otherwise.

There can be no assurance that we will be able to keep this registration statement effective.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 20,000,000 ordinary shares, par value CYP 0.01 per share. On December 31, 1999, there were 8,810,254 ordinary shares outstanding.

ORDINARY SHARES

         Each holder of an ordinary share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners of our ordinary shares at a meeting of the shareholders, including the election of directors. The holders of ordinary shares:

         - have equal, ratable rights to dividends from funds legally available, when as and if declared by our Board of Directors,

         - are entitled to share ratably in all of our assets available for distribution to holders of ordinary shares upon liquidation, dissolution or winding up of our affairs, and

         - do not have pre-emptive rights, and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

         All issued and outstanding shares of our ordinary shares are fully-paid and non-assessable.

                              PLAN OF DISTRIBUTION

         The selling shareholders have advised us that they intend to offer their ordinary shares for sale from time to time in the over-the-counter market at prices prevailing at the time of sale or in private transactions at negotiated prices, and without payment of any underwriting discounts or commissions except that the selling shareholders may pay usual and customary selling commissions paid to brokers or dealers.

         We will apply to list the ordinary shares offered in this prospectus on the Nasdaq National Market where they are currently listed. We have undertaken to pay expenses associated with the listing of our ordinary shares, including, but not limited to, Securities and Exchange Commission filing fees. We have agreed to indemnify the holders of our ordinary shares.

                           DISCLOSURE OF SEC POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our memorandum of association and articles of association provide that we shall indemnify our directors and officers to the fullest extend permitted under the laws of Cyprus, including in circumstances in which indemnification is otherwise discretionary under laws of Cyprus.

         Insofar as indemnification for liabilities arising under the Securities Act may permitted to directors, our officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Certain legal matters with respect our ordinary shares offered hereby will be passed upon for us by Economides, Patsalides & Co., our Cyprus counsel.

                                     EXPERTS

         Our financial statements as of December 31, 1996, 1997, and 1998, incorporated by referenced in this registration statement, have been audited by BDO International, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of BDO International as experts in giving their report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

                           INCORPORATION BY REFERENCE

         The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

         a. our annual reports on Form 20-F for the years ended December 31, 1997 and December 31, 1998;

         b. our report on Form 6-K for the quarter ended March 31, 1999; and

         c. the description of our capital stock contained in our registration statement on Form 8-A, dated June 4, 1998.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                            Christian L. Payne
                            Vice President, Finance
                            A.C.L.N. Limited
                            1299 Ocean Avenue, Suite 900
                            Santa Monica, California 90401
                            (310) 393-3790
                            www.aclnltd.com

         No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of ordinary shares by the selling shareholders. If information or representations are given or made you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in our affairs since such date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation. The information in this prospectus is not complete and may be changed.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

         SEC Registration Fee.............................    $ 4,105
         Legal Fees and Expenses..........................    $25,000
         Accounting Fees and Expenses.....................    $25,000
         Transfer Agent and Registrar Fees................    $ 1,500
         Printing and Engraving Expenses..................    $ 1,500
         Miscellaneous....................................    $15,895

         Total............................................    $73,000

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Prior to the consummation of its initial public offering, the Company entered into an indemnification agreement with each of its then-existing offices and directors of the Company. Such agreements contain provision which endeavor to limit the personal liability of the officers and directors, both to the Company and to its shareholders, for monetary damages, including those resulting from breaches of certain of their fiduciary duties as directors and officers of the Company. In particular, such agreements provide that the Company will indemnify such individuals to the fullest extent permitted by the Commercial Laws of Cyprus, as such rights shall from time to time be expanded, against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by the indemnitee as a result of serving as an officer, director, employee of the Company any affiliate thereof, or any other entity at the request of the Company. In addition, the indemnitee shall be entitled to the advancement of expenses of defending any such action in advance of the final disposition thereof, provided, however, that if the Commercial Laws of Cyprus require, such indemnitee will deliver to the Company an undertaking to repay the amounts so advanced if it is ultimately determined by a final non-appealable judicial decision that such indemnitee is not entitled to be indemnified.

         Notwithstanding any provision of such agreement to the contrary, unless and until the Commercial Laws of Cyprus are amended to broaden the scope of permitted indemnification, the indemnitee will continue to be subject to liability for breach of such indemnitee's duty of loyalty to the Company, acts or omission not in good faith or involving intentional misconduct, knowing violations of the law, and actions leading to improper personal benefit to such indemnitee.

         In addition, the Company maintains directors' and officers' liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

ITEM 15.  EXHIBITS

         (a) The following exhibits are filed herewith, or incorporated by reference herein:

              NO.     EXHIBIT
              ---     -------
              4.1     Form of Specimen certificate for shares of Ordinary Shares.**

              4.2     Specimen certificate for the Underwriter's Warrants.**

              4.3     Warrant Agreement between the Company and Spencer Trask Incorporated.*

              4.4     Placement Agency Agreement.*

              4.5     Placement Agent's Warrants.*

              5.1     Opinion of Economides, Patsalides & Co.*

              23.1    Consent of BDO International, independent public accountants.*

              23.2    Consent of Economides, Patsalides & Co.*

------------------
*Previously filed.
** Incorporated by reference to the corresponding exhibit filed by the Registrant with the Registration Statement on Form F-1 (Registration No. 333-8052).


ITEM 16.  UNDERTAKINGS

           (a)    The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such Interim financial information.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on January 19, 2000.

                                    A.C.L.N. LIMITED

                                    By: /s/ Joseph J. H. Bisschops
                                       ---------------------------------------
                                    Name:   Joseph J. H. Bisschops
                                    Title:  Chairman of the
                                            Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on January 19, 2000.

SIGNATURE                         TITLE
---------                         -----

         *                        President, Chief Executive Officer, Operating Officer and
--------------------------        Director
Aldo Labiad

         *                        Vice President, Chief Financial Officer and Director
--------------------------
Alex de Ridder

         *                        Vice President of Finance and Investor Relations
--------------------------
Christian L. Payne

         *                        Director
--------------------------
Michael S. Doherty

         *                        Director
--------------------------
Earl Gould

         *                        Director
--------------------------
Charles L. Brock


                                      II-4

         *                        Director
--------------------------
Marina Savva

By: /s/ Joseph J. H. Bisschops
    --------------------------
    Joseph J. H. Bisschops
    Attorney-in-fact

                                      II-5